Exhibit 61

IAC-Diller Letter Agreement

IAC/InterActiveCorp

555 West 18th Street

New York, NY  10011

December 1, 2010

Reference is made to (i) the Amended and Restated Stockholders Agreement, dated as of August 9, 2005 (the “Stockholders Agreement”), by and between Liberty Media Corporation (“Liberty”) and Mr. Barry Diller (“Diller”), (ii) the letter agreement, dated as of the date hereof (the “Liberty Diller Agreement”), by and among Liberty, Liberty USA Holdings, LLC (together with Liberty, the “Liberty Parties”) and Diller, (iii) the Stock Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and among IAC/InterActiveCorp (the “Company”), Celebrate Interactive, Inc. and the Liberty Parties, (iv) the Amended and Restated Governance Agreement, dated as of August 9, 2005 (as amended, the “Governance Agreement”), among the Company, Liberty, and Diller, and (v) the Termination Letter, dated as of the date hereof (the “Termination Letter”), by and among the Liberty Parties, the Company and Diller.  Capitalized terms used and not defined herein have the meanings provided such terms in the Liberty Diller Agreement.

WHEREAS, Liberty is not willing to enter into the Exchange Agreement unless Diller waives certain pre-existing rights under the Stockholders Agreement which would otherwise be triggered by the IAC Exchange (which rights include, among others, a right of first refusal with respect to certain transfers by Liberty of Common Stock and Class B Common Stock and a right to exchange with Liberty on a one-for-one basis shares of Common Stock for shares of Class B Common Stock held by Liberty in connection with certain transfers by Liberty);

WHEREAS, Diller is not willing to waive such pre-existing rights unless the Company enters into this letter agreement;

WHEREAS, in order to induce Diller to waive such pre-existing rights and thereby permit the IAC Exchange to be consummated as contemplated by the Exchange Agreement in a “simultaneous” sign-and-close transaction, IAC is willing to enter into this letter agreement to, among other things, preserve for a limited period of time and for a limited number of shares Diller’s existing right to exchange shares of Common Stock on a one-for-one basis for shares of Class B Common Stock to be transferred by Liberty to the Company in the IAC Exchange; and

WHEREAS, the Board of Directors of the Company (the “Board”) and a Special Committee of the Board (the “Special Committee”) which was established in connection with the Company’s consideration of the IAC Exchange and which is comprised wholly of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act) have approved the transactions contemplated hereby for purposes of exempting dispositions or deemed dispositions by Diller to the Company of shares of Common Stock and acquisitions or deemed acquisitions by Diller from the Company of shares of Class B Common Stock, in each case pursuant to the Diller Exchange Right (as defined herein) from Section 16(b) of the Exchange Act.

In connection with the Liberty Diller Agreement and the Exchange Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IAC and Diller hereby agree as follows:

1.  Liberty Diller Agreement. Diller hereby represents and warrants to the Company that the representations made by Diller in the Liberty Diller Agreement are true and correct in all respects and that the Liberty Diller Agreement is binding in all respects (other than as a result of the failure of the Liberty Diller Agreement to be binding and enforceable against the Liberty Parties).

2.  Diller Waiver of Certain Rights.  Diller hereby waives, subject to the execution of the Liberty Diller Agreement and consummation of the Liberty/Diller Exchange, any rights he may have under the Stockholders Agreement with respect to the transfer by the Stockholder of shares of Common Stock and Class B Common Stock to IAC pursuant to the IAC Exchange (other than, for the avoidance of doubt, Diller’s rights with respect to exchanging the Common Exchange Shares for the Liberty/Diller Class B Exchange Shares in the Liberty/Diller Exchange).

3.  Diller Exchange Right.  Upon the terms and subject to the conditions set forth in this letter agreement, Diller’s right to exchange shares of Common Stock for shares of Class B Common Stock to be transferred by Liberty to the Company in the IAC Exchange shall be partially preserved in the manner set forth herein.  In furtherance of this objective, the Company hereby irrevocably agrees that Diller shall have the right to exchange with the Company, at his option and from time to time (as set forth in paragraph 4 below), beginning with the date hereof and in whole or in part, up to 1.5 million shares of Common Stock (the “Share Cap”) that he may acquire for shares of Class B Common Stock on a one-for-one basis (the “Diller Exchange Right”).  The Diller Exchange Right shall expire on the nine-month anniversary of the date of this letter agreement (such date, the “Expiration Date” and such number of shares of Class B Common Stock actually exchanged pursuant to this letter agreement, the “Restricted Class B Shares”); provided, however, that such Expiration Date shall be extended to enable any exercises of the Diller Exchange Right (as shown by the delivery to the Company of Diller Exchange Notices, as defined below, on or prior to such Expiration Date) effected by the Expiration Date which have not yet been consummated as of such Expiration Date to be so consummated; provided, however, for the avoidance of doubt that once Diller has exchanged (and such exchanges have been consummated in full) an aggregate of 1.5 million shares of Common Stock pursuant to the Diller Exchange Right, the Diller Exchange Right shall expire.

4.  Method of Exercise.  Diller shall have the right to exercise the Diller Exchange Right from time to time (but no more frequently than once every 30 days) by giving the Company written notice of his intention to exercise such right (the “Diller Exchange Notice”), which notice shall include a statement by Diller of the number of shares of Common Stock he wishes to exchange with the Company (the “Exchanged Common Stock Shares”) for shares of Class B Common Stock on a one-for-one basis, and within three (3) business days of receipt of such notice (or such other date as specified in the Diller Exchange Notice), the Parties shall consummate the transactions contemplated by the Diller Exchange Right.  At each closing of an exercise of the Diller Exchange Right, in whole or in part and from time to time, (i) Diller shall deliver to the Company one or more stock certificates representing the Exchanged Common Stock Shares under the applicable Diller Exchange Notice, free and clear of all liens, accompanied by duly executed and effective instruments of transfer or confirmation from IAC’s transfer agent of a book-entry transfer to IAC of such Exchanged Common Stock Shares and (ii) the Company shall deliver or cause to be delivered to Diller one or more stock certificates representing the number of shares of Class B Common Stock to be exchanged with Diller for the number of shares of Common Stock to be exchanged by Diller as set forth in the Diller Exchange Notice on a one-for-one basis.

5.  Restrictions on Transfer.  Other than as permitted by this Section 5, Diller may not Transfer (as defined below) any Restricted Class B Shares prior to the five year anniversary of the date of this letter agreement (the date hereof to the date of such five year anniversary, the “Restricted Period”), and the Company will not register during the Restricted Period any Transfer of Restricted Class B Shares that does not comply with this letter agreement.  In the event that Diller proposes to Transfer any of the Restricted Class B Shares during the Restricted Period, Diller shall notify the Company prior to such proposed Transfer and convert such Restricted Class B Shares proposed to be Transferred into shares of Common Stock (or any such other securities into which such shares are then convertible) prior to such Transfer; provided, however, that no such conversion shall be required with respect to any such Transfer of Restricted Class B Shares to any Permitted Transferee if such Permitted Transferee agrees in a writing reasonably satisfactory to the Company to be bound for the remainder of the Restricted Period by this Section 5 (such Permitted Transferee who subsequently proposes to Transfer Restricted Class B Shares during the Restricted Period, a “Permitted Transferor”).  In the event that during the Restricted Period Diller or a Permitted Transferor fails to so convert the Restricted Class B Shares to be Transferred into shares of Common Stock (or any such other securities into which such shares are then convertible) prior to such proposed Transfer (other than to a Permitted Transferee), Diller or the Permitted Transferor, as applicable, shall be deemed to have elected to convert such Restricted Class B Shares that are Transferred (and such Restricted Class B Shares that are to be Transferred shall be deemed to automatically convert) into an equivalent number of shares of Common Stock immediately upon such Transfer.  Any purported Transfer of Restricted Class B Shares during the Restricted Period not permitted hereunder shall be void and of no effect.  The Company shall reference on the certificates for the Restricted Class B Shares the restrictions on transfer imposed by this Section 5, with such references and restrictions to be removed at the expiration of the Restricted Period.  For purposes of this letter agreement:

“Family Member” means, with respect to Diller, his spouse or any of his or his spouse’s lineal descendants.

“Permitted Transferee” means (i) Diller, any of his Family Members or the estate of any of the aforementioned individuals, (ii) any trust for the benefit of solely one or more of the individuals described in clause (i), or (iii) any Affiliate (other than a trust) of Diller or any of his Family Members which Diller or such Family Member controls (as defined in the Liberty Diller Agreement).

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition, of any Restricted Class B Shares.

6.  Available Shares.  The Company shall at all times prior to the expiration of the Diller Exchange Right reserve and keep available in its treasury the full number of shares of Class B Common Stock potentially subject from time to time to the Diller Exchange Right.

7.  Section 16 Matters.  The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall with respect to each exercise of the Diller Exchange Right or as may be otherwise requested by Diller, adopt resolutions and otherwise take all actions necessary to cause any acquisitions or deemed acquisitions from the Company of Class B Common Stock transferred to Diller pursuant to this letter agreement and the Diller Exchange Right and any dispositions or deemed dispositions to the Company of Common Stock pursuant to this letter agreement and the Diller Exchange Right to be exempt under Rule 16b-3 under the Exchange Act.

8.  Adjustment.  The one-to-one conversion/exchange ratio with respect to the Diller Exchange Right shall in all events be equitably preserved in the event of any recapitalization of the Company, subdivision, reclassification, stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, in the event of any merger, consolidation or other reorganization of the Company with another corporation, or in the event of any other similar event on or with respect to any shares of Common Stock or Class B Common Stock (collectively, an “Adjustment Event”).  Without duplication of the foregoing, the Share Cap shall also be equitably adjusted in the event of any such Adjustment Event.

9.  Amendment to Governance Agreement.  Immediately following the consummation of the IAC Exchange and the effectiveness of the Termination Letter, the Governance Agreement shall be amended as follows:

a.  Section 5.07 of the Governance Agreement shall be restated and amended in full to read as follows: “Section 5.07.  ‘CHAIRMAN TERMINATION DATE’ shall mean the date that Mr. Diller no longer serves as Chairman of the Board of Directors of IAC and Senior Executive of IAC.’”

b.  The phrase “and the CEO Termination Date (as defined in the Amended and Restated Stockholders Agreement and not as defined in this Agreement) has not occurred” in Section 2.03 of the Governance Agreement shall be restated and amended in full to read as follows “and the Chairman Termination Date has not occurred.”

c.  The term “CEO Termination Date” in Section 6.08 of the Governance Agreement shall be replaced with the term “Chairman Termination Date.”

10.       Governing Law and Forum.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in any other venue required by Delaware law, or in the federal courts located in the State of Delaware.  Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided below shall be deemed effective service of process on such party.

11.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.  Specific Performance.  The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this letter agreement were not to be performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the performance of terms and provisions of this letter agreement in any court referred to above without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

13.  Notices.  Except as otherwise provided herein, any notice, request, claim, demand, waiver or other communication under this letter agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by overnight courier or confirmed facsimile, as follows:

                        if to IAC, to:

IAC/InterActiveCorp
            555 West 18th Street

                        New York, New York 10011
                        Attn:  General Counsel

                        Facsimile: (212) 632-9551

                        if to Diller, to:

                        c/o IAC/InterActiveCorp
                        555 West 18th Street

                        New York, New York 10011
                        Attn:  General Counsel

                        Facsimile: (212) 632-9551

14.  Assignment.  Neither this letter agreement nor any of the rights or obligations under this letter agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this letter agreement), by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, the provisions of this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns including, without limitation, with respect to Diller, his heirs, estate and personal representatives.

15.  Execution and Further Assurances.  This letter agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.  If, subsequent to the date hereof, further documents or actions are reasonably requested in order to carry out the provisions and purposes of this letter agreement, the parties hereto will execute and deliver such further documents and take such further actions and agree to cooperate with each other with respect thereto.

16.  Amendment; Wavier.  No amendment, modification or termination of this letter agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, termination or waiver is sought (and in the case of the Company, only as authorized by the Special Committee or a majority of the “independent directors” (as determined under the Marketplace Rules of The Nasdaq Stock Market) of the Board).  No delay or failure at any time on the part of either party in exercising any right, power or privilege under this letter agreement or in enforcing any provision of this letter agreement, shall impair any such right, power or privilege, or be construed as a waiver of such provision, or be construed as a waiver of any default or as any acquiescence therein.

If the foregoing is consistent with your understanding, please so indicate by your signature below, which will constitute the agreement of the parties hereto.

IAC/INTERACTIVECORP

By: /s/ Gregg Winiarski

     Name: Gregg Winiarski

     Title: Senior Vice President and
              General Counsel

Accepted and Agreed:

/s/ Barry Diller

Barry Diller